                                                           EXHIBIT (c)(1)




                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                     DOVER TECHNOLOGIES INTERNATIONAL, INC.,

                             DTI INTERMEDIATE, INC.

                                       and

                              VITRONICS CORPORATION

                                   dated as of

                                September 3, 1997

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                                Table of Contents

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                                    ARTICLE I

                              THE OFFER AND MERGER

Section 1.1  The Offer....................................................     1
Section 1.2  Company Actions..............................................     5
Section 1.3  Directors....................................................     7
Section 1.4  The Merger...................................................     9
Section 1.5  Effective Time...............................................    10
Section 1.6  Closing......................................................    11
Section 1.7  Directors and Officers of the
                  Surviving Corporation...................................    11
Section 1.8  Shareholders' Meeting........................................    11
Section 1.9  Merger Without Meeting of Shareholders.......................    13

                                   ARTICLE II

                            CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock..................................    13
Section 2.2  Exchange of Certificates.....................................    14
Section 2.3  Dissenters' Rights...........................................    16
Section 2.4  Options .....................................................    17

                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

Section 3.1  Organization.................................................    18
Section 3.2  Capitalization...............................................    19
Section 3.3  Authorization; Validity of Agreement;
                  Company Action..........................................    21
Section 3.4  Consents and Approvals; No Violations........................    21
Section 3.5  SEC Reports and Financial Statements.........................    22
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Section 3.6  Absence of Certain Changes...................................    23
Section 3.7  No Undisclosed Liabilities...................................    24
Section 3.8  Litigation...................................................    24
Section 3.9  Employee Benefit Plans.......................................    24
Section 3.10 Tax Matters; Government Benefits.............................    27
Section 3.11 Intellectual Property........................................    31
Section 3.12 Employment Matters...........................................    32
Section 3.13 Compliance with Laws.........................................    32
Section 3.14 Vote Required................................................    33
Section 3.15 Environmental Laws...........................................    33
Section 3.16 Information in Proxy Statement...............................    35
Section 3.17 Opinion of Financial Advisor.................................    36
Section 3.18 Brokers or Finders...........................................    36

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

Section 4.1  Organization.................................................    37
Section 4.2  Authorization; Validity of Agreement;
                  Necessary Action........................................    37
Section 4.3  Consents and Approvals; No Violations........................    38
Section 4.4  Information in Proxy Statement...............................    38
Section 4.5  Financing....................................................    39

                                    ARTICLE V

                                    COVENANTS

Section 5.1  Interim Operations of the Company............................    39
Section 5.2  Access; Confidentiality......................................    41
Section 5.3  Consents and Approvals.......................................    42
Section 5.4  No Solicitation..............................................    43
Section 5.5  Additional Agreements........................................    46
Section 5.6  Publicity....................................................    46
Section 5.7  Notification of Certain Matters..............................    47
Section 5.8  Directors' and Officers'
                  Indemnification.........................................    47
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Section 5.9  Purchaser Compliance.........................................    48

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party's Obligation
                  to Effect the Merger....................................    48
Section 6.2  Condition to Parent's and the
                  Purchaser's Obligations to Effect
                  the Merger..............................................    49

                                   ARTICLE VII

                                   TERMINATION

Section 7.1  Termination..................................................    49
Section 7.2  Effect of Termination........................................    51

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1  Fees and Expenses............................................    52
Section 8.2  Amendment and Modification...................................    53
Section 8.3  Non-survival of Representations and
                  Warranties..............................................    54
Section 8.4  Notices......................................................    54
Section 8.5  Interpretation...............................................    55
Section 8.6  Counterparts.................................................    55
Section 8.7  Entire Agreement; No Third Party
                  Beneficiaries...........................................    56
Section 8.8  Severability.................................................    56
Section 8.9  Governing Law................................................    56
Section 8.10 Assignment...................................................    56

ANNEX A  Conditions of the Offer..........................................   A-1
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                                       iii

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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated as of September 3, 1997, by and among Dover Technologies International, Inc., a Delaware corporation ("Parent"), DTI Intermediate, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Vitronics Corporation, a Massachusetts corporation (the "Company").

                  WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                              THE OFFER AND MERGER

                  Section 1.1  The Offer.

                  (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of the Company at a price of $1.90 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to (i) there being validly




                                        1

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tendered and not withdrawn prior to the expiration of the Offer, that number of
Shares which represents at least sixty-six and two-thirds percent (66 2/3%) of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and
(ii) the other conditions set forth in Annex A hereto, and shall consummate the Offer in accordance with its terms. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and Shares subject to issuance under outstanding stock options and warrants. The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled expiration date of the Offer, which shall be twenty business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date for one or more periods totaling not more than thirty business days. Notwithstanding the foregoing, the Purchaser may extend the initial expiration date or any extension thereof, as the Purchaser reasonably deems necessary to comply with any legal or regulatory requirements, including but not limited to, the termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the


                                        2

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Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal more than seventy-five percent (75%) of the outstanding Shares, but less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. Notwithstanding the foregoing, the Offer may not be extended beyond the date of termination of this Agreement pursuant to Article VII hereof.

                  (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent represents and warrants to the Company that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the


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Offer Documents. The Company represents and warrants to Parent and the Purchaser that the information supplied by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents and Parent represents and warrants to the Company that the information supplied by Parent or the Purchaser to the Company, in writing, expressly for inclusion in the Schedule 14D-9 (as hereinafter defined) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser will provide the Company and its counsel, in writing, with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.




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                  Section 1.2  Company Actions.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of this Agreement, the Offer and the Merger (as defined in Section 1.4 hereof) are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and such approval constitutes approval of the Offer, this Agreement and the Transactions, including the Merger, for purposes of Chapter 110F of the Massachusetts General Laws (the "MBCA"), such that, if applicable to the Company the provisions of the MBCA will not apply to the Transactions, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, only after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law. The Company represents and warrants that the actions set forth in this Section 1.2(a) and all other actions it has taken in connection herewith are sufficient to render the relevant provisions of the MBCA and Chapter 110D of the Massachusetts General Laws inapplicable to the Offer and the Merger.

                  (b) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9")


                                        5

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which shall, subject to the provisions of Section 5.4(b) hereof, contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company represents and warrants to Parent and the Purchaser that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser, in writing, expressly for inclusion in the
Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.


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                  (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all record holders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

                  Section 1.3  Directors.

                  (a) Promptly upon the purchase of and payment for Shares by the Purchaser which represent at least a majority of the outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent, use its best reasonable efforts promptly either to increase the size of its Board of Directors, including amending the Bylaws


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of the Company if necessary to so increase the size of the Company's Board of
Directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board of Directors, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1 hereof) of the Company and (iii) each committee (or similar body) of each such board.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under Section 1.3(a) hereof, including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser shall supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(b) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                  (c) Following the election or appointment of the Purchaser's designees pursuant to this Section and prior to the earlier to occur of (i) the Effective Time or (ii) November 21, 1997, any amendment or termination of this Agreement, grant by the Company of any extension


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for the performance or waiver of the obligations or other acts of the Purchaser or Parent, waiver of the Company's rights hereunder, or action with respect to the Company's employee benefit plans or option agreements, shall require the concurrence of a majority of the Company's directors then in office who are directors on the date hereof, or are directors (other than directors designated by the Purchaser in accordance with this Section) designated by such directors to fill any vacancy ("Current Directors"). In addition, following the election or appointment of the Purchaser's designees pursuant to this Section and prior to the earlier to occur of (i) the Effective Time or (ii) November 21, 1997, none of Parent, the Purchaser or such designee shall cause the Company to take any action or fail to take any action that would cause or result in any obligation of the Company hereunder or any condition herein not being satisfied without the concurrence of a majority of the Company's directors then in office who are Current Directors. Prior to the earlier to occur of (i) the Effective Time or (ii) November 21, 1997, neither the Purchaser nor its designees shall remove any Current Director, except for cause, and the Purchaser agrees to cause its designees to vote for the election of any designee of the Current Directors to fill a vacancy created by any Current Director ceasing to be a director.

                  Section 1.4 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") as set forth below.

                  (a) At the election of Parent, pursuant to the Merger (i) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (ii) the Purchaser shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Purchaser Surviving Corporation" or the "Surviving Corporation")


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and shall continue to be governed by the laws of the State of Delaware, and
(iii) all the rights, privileges, immunities, powers and franchises of the Company shall vest in the Purchaser Surviving Corporation and, except as otherwise provided for in this Agreement, all obligations, duties, debts and liabilities of the Company shall be the obligations, duties, debts and liabilities of the Purchaser Surviving Corporation; or

                  (b) At the election of Parent, pursuant to the Merger (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall cease, (ii) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Company Surviving Corporation" or the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and
(iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4(b).

                  (c) The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Surviving Corporation immediately prior to the Effective Time, until thereafter amended as provided therein and under the Delaware or Massachusetts corporation law, as applicable. The Bylaws of the Surviving Corporation shall be the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the Delaware or Massachusetts corporation law, as applicable.

                  Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the Closing Date (as defined in Section 1.6 hereof) (or on such other date as


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Parent and the Company may agree) with the Secretary of State of Delaware and the Secretary of the Commonwealth of Massachusetts as provided by applicable law. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the state of incorporation of the Surviving Corporation or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                  Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, or such other date as may be agreed to by the parties in writing (the "Closing Date"), at the offices of the Company at 1 Forbes Road, Newmarket Industrial Park, Newmarket, New Hampshire 03857 unless another place is agreed to in writing by the parties hereto.

                  Section 1.7 Directors and Officers of the Surviving Corporation. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

                  Section 1.8  Shareholders' Meeting.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of the Board of
Directors:




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                         (i) duly call, give notice of, convene and hold a
         special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                         (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                         (iii) include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.



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                  Section 1.9 Merger Without Meeting of Shareholders.
Notwithstanding Section 1.8 hereof, in the event that Parent, the Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding Shares of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 82 of the Massachusetts Business Corporation Law ("MBCL").

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

                  (a) The Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Company Surviving Corporation or shall remain outstanding and constitute one fully paid and non-assessable share of the Purchaser Surviving Corporation, as the case may be, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) above and any Shares which are held by shareholders exercising appraisal rights pursuant to Sections 85-98 of the MBCL ("Dissenting Shareholders")) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with the MBCL.

                  Section 2.2  Exchange of Certificates.

                  (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to
Section 2.1(c) above. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a


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certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                  (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which had not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 2.3 Dissenters' Rights. If any Dissenting Shareholder shall demand to be paid the fair value of such holder's Shares, as provided in Sections 85-98 of the MBCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands to the extent permitted by the MBCL. Neither the

Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1 hereof.

                  Section 2.4 Options. At the Effective Time, each holder of a then outstanding option (collectively, the "Options") to purchase Shares granted by the Company, whether or not then exercisable, shall in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Price and the per Share exercise price of such Option to the extent such difference is a positive number. Prior to the Effective Time, the Company shall use all commercially reasonable efforts to obtain all necessary consents or releases from holders of Options, to the extent required by the terms of the plans or agreements governing such Options, as the case may be, or pursuant to the terms of any Option granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4 (except for such action that may require the approval of the Company's shareholders). The Company shall take all action necessary to ensure that (i) the Company's 1995 Key Employees Stock Option Plan (the "Stock Option Plan") shall have been terminated as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) following the Effective Time, (a) no participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof (except options to acquire approximately 96,000 Shares of the Company where the exercise price is higher than $1.90 per Share) and all such plans shall have been terminated, and (b) the Company will not be bound by any convertible security, option, warrant, right or agreement which would entitle any person to own any capital stock of the Company, the Surviving Corporation or any Subsidiary thereof.

                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

                  Except as disclosed in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser as set forth below (any matter disclosed in any Section hereof or in the Company Disclosure Schedule being deemed disclosed for purposes of all Sections hereof and all Sections of the Company Disclosure Schedule). The Company Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified thereby.

                  Section 3.1 Organization. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, "Company Material Adverse Effect" with reference to any events, changes or effects, shall mean that such events, changes or effects are materially adverse to the Company and its Subsidiaries, taken as a whole.

                  (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. The Company does not own any equity interest in any corporation or other entity other than its Subsidiaries.

                  Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share. As of the date hereof, (i) 9,856,572 Shares are issued and outstanding,
(ii) none of the Shares are issued and held in the treasury of the Company and
(iii) 543,400 Shares are reserved for issuance upon the exercise of outstanding Options. Section 3.2(a) of the Company Disclosure Schedule discloses the number of shares subject to each outstanding Option and the exercise price thereof. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights)

("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or of any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

                  (b) All of the outstanding shares of capital stock of each of its Subsidiaries are owned beneficially and of record by the Company or one of its Subsidiaries, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances ("Encumbrances").

                  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

                  Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been unanimously approved and duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by it of the Transactions, except that consummation of the Merger may require approval of the Company's shareholders as contemplated by Section 1.8 hereof. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

                  Section 3.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act, none of the execution, delivery or performance of this Agreement by the Company, the consummation of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, the Bylaws or similar organizational documents of the Company or any of its

Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Transactions. Section 3.4 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained in connection with this Agreement under the Company Agreements prior to the consummation of the Transactions.

                  Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1994 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents (the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

                  Section 3.6 Absence of Certain Changes. Except as disclosed in
Section 3.6 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and (i) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company has not taken any action since December 31, 1996 which is prohibited under Section 5.1 hereof.

                  Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations
(i) incurred in the ordinary course of business and consistent with past practice since December 31, 1996, (ii) pursuant to the terms of this Agreement,
(iii) as disclosed in Section 3.7 of the Company Disclosure Schedule, or (iv) as disclosed in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise.

                  Section 3.8 Litigation. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

                  Section 3.9 Employee Benefit Plans.

                  (a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Plans"). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Internal Revenue Code of 1986, as amended (the "Code") is hereinafter referred to in this Section 3.9 as a "Title IV Plan." Neither the Company, any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary.

                  (b) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

                  (c) [Reserved.]

                  (d) With respect to each Title IV Plan, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan did not exceed, as of its latest valuation date, the then current value of the assets of such Plan allocable to such accrued benefits.

                  (e) No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

                  (f) Each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                  (g) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of such Plan under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and nothing has occurred since the issuance of such letter which could reasonably be expected to cause the loss of the tax-qualified status of such Plan and the related trust maintained thereunder. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

                  (h) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

                  (i) Except as disclosed in Section 3.9(i) of the Company Disclosure Schedule or as set forth in Section 5.10 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, except as expressly provided in
Section 2.4 of this Agreement, (a) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (j) There are no pending, or to the knowledge of Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) which could have a material adverse effect upon the Plans or have a Company Material Adverse Effect.

                  Section 3.10 Tax Matters; Government Benefits.

                  (a) Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have duly filed (or there has been filed on its behalf) all Tax Returns (as hereinafter defined) that are required to be filed and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) shown due on such Tax Returns. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by the Company and each of its Subsidiaries for results of operations through December 31, 1996 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's balance sheet as of December 31, 1996 included in the Financial Statements (the "Balance Sheet"). Since December 31, 1996, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

                  (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for Taxes not yet due.

                  (c) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1992, and, except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (d) The deductibility of compensation paid by the Company or any of its Subsidiaries prior to the

Effective Time will not be limited by Section 162(m) of the Code.

                  (e) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are threatened with regard to any Taxes or Tax Returns of the Company or of any of its Subsidiaries. No written notification has been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the Company's knowledge, there is no dispute or claim concerning any Tax liability of the Company, or any of its Subsidiaries either claimed or raised by any taxing authority in writing.

                  (f) Except as set forth in the Company Disclosure Schedule, no power of attorney granted by either the Company or any of its Subsidiaries is currently in force.

                  (g) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of section 280G of the Code.

                  (h) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                  (i) Neither the Company nor any of its Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

                  (j) None of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.15026 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (k) As used in this Agreement, the following terms shall have the following meanings:

                         (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

                         (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  Section 3.11 Intellectual Property.

                  (a) The Company and its Subsidiaries own or have adequate rights to use the items of Intellectual Property (as defined below and specifically listed in Section 3.11(a) of the Company Disclosure Schedule) necessary to conduct the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted, free and clear of all Encumbrances (other than Encumbrances which, individually or in the aggregate, would not have a Company Material Adverse Effect).

                  (b) The conduct of the Company's and its Subsidiaries' business and the Intellectual Property owned or used by the Company and its Subsidiaries, do not infringe any Intellectual Property rights or any other proprietary right of any person other than infringements which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and its Subsidiaries have received no notice of any allegations or threats that the Company's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party other than infringements or conflicts which individually or in the aggregate would not have a Company Material Adverse Effect.

                  (c) As used in this Agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, re-issues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same (the "Copyrights"); (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; and (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing ("Licenses").

                  Section 3.12 Employment Matters. To the knowledge of the Company, no key employee disclosed in Section 3.12 of the Company Disclosure Schedule has any plans to terminate such employee's employment with the Company or any of its Subsidiaries as a result of the Transactions or otherwise. Neither the Company nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.

                  Section 3.13 Compliance with Laws. The Company and its Subsidiaries are in compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which affects the business, properties or assets of the Company and its Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its

Subsidiaries alleging any such violation, except for any matter otherwise covered by this sentence which would not have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

                  Section 3.14 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding Shares in favor of the Merger is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement and the Transactions.

                  Section 3.15 Environmental Laws.

                  (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance, either individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (b) There is no Environmental Claim (as defined below) pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or, to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which Environmental Claim would have, either individually or in the aggregate, a Company Material Adverse Effect.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material (as defined below), which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would have, either individually or in the aggregate, a Company Material Adverse Effect.

                  (d) The Company and its Subsidiaries have not, and to the Company's knowledge, no other person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except (x) for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and its Subsidiaries, or (y) which would not, either individually or in the aggregate, have a Company Material Adverse Effect.

                  (e) Without in any way limiting the generality of the foregoing, except as disclosed in Section 3.15(e) of the Company Disclosure Schedule, none of the properties owned, operated or leased by the Company or any of its Subsidiaries contain any: underground storage tanks; asbestos; polychlorinated biphenyls ("PCBs"); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed the existence of which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

                  (f) The Company has made available to Parent for review copies of all environmental reports or studies in its possession.

                  (g) For purposes of this Agreement, (i) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials; (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  Section 3.16 Information in Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), will not, at the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or the Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of Scott-Macon Securities, Inc., dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent and the Purchaser.

                  Section 3.18 Brokers or Finders. The Company represents, as to itself and its Subsidiaries and affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement except for Scott-Macon, Ltd., whose fees are set forth in the engagement letter attached as Section 3.18 of the Company Disclosure Schedule.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

                  Parent and the Purchaser represent and warrant to the Company as set forth below.

                  Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                  Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Boards of Directors of Parent and the Purchaser and by Parent as the sole shareholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

                  Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and the Purchaser to consummate the Transactions.

                  Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Proxy Statement, if any, will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.5 Financing. Parent has the funds sufficient to finance the transactions contemplated herein.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the designees of Parent have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to
Section 1.3 hereof (the "Appointment Date"):

                  (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course (other than actions necessary to consummate the transactions described herein) and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners subject, however, to any changes to such relationships necessitated or caused by the announcement of the proposed transaction contemplated hereby;

                  (b) the Company will not, directly or indirectly, (i) except upon exercise of Options or other rights to purchase shares of Common Stock outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it, (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; or
(iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company;

                  (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Options outstanding on the date hereof; (iii) transfer, lease, license, sell or dispose of any assets, or incur any indebtedness or other liability other than in the ordinary course of business, or mortgage, pledge or encumber any assets or modify any indebtedness; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

                  (e) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent;

                  (f) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business;

                  (g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP, neither the Company nor any of its Subsidiaries shall make any material Tax election, change any material Tax election already made, adopt any material Tax accounting method, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; and

                  (h) neither the Company nor any of its Subsidiaries will enter into any agreement with respect to the foregoing or take any action with the intent of causing any of the conditions to the Offer set forth in Annex A not to be satisfied.

                  Section 5.2 Access; Confidentiality. (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (y) all other information concerning its business, properties and personnel as Parent may reasonably request, including without limitation, true and complete copies of each Plan of the Company or of any of its Subsidiaries and any amendments thereto (or if any Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any summary plan description under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each such Plan intended to qualify under Section 401 of the Code. Access shall include the right to conduct such environmental studies and tests as Parent, in its reasonable discretion, shall deem appropriate; provided, however, that such studies and tests must be performed in such a way as not to disrupt materially the Company's business. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent and the Purchaser will hold any such information which is non-public in confidence.

                  (b) Following the execution of this Agreement, Parent and the Company shall cooperate with each other and make all reasonable efforts to minimize any disruption to the business which may result from the announcement of the Transactions.

                  Section 5.3 Consents and Approvals. (a) Each of the Company, Parent and the Purchaser shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions. Each of the Company, Parent and the Purchaser shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement.

                  (b) The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

                  Section 5.4 No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall (and the Company and its Subsidiaries shall cause their respective officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that nothing contained in this Section 5.4 or any other provision hereof shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law; provided that, except as permitted by this Section 5.4, neither the Board of Directors of the Company nor any committee thereof shall
(x) approve or recommend or propose to approve or recommend any Acquisition Proposal, (y) enter into any agreement with respect to any Acquisition Proposal, or (z) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger. The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer constituting the Minimum Condition, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from Scott-Macon Securities, Inc. or a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which the Board of Directors determines in good faith can be fully financed and (y) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall within one business day following receipt of a Superior Proposal notify Parent of the receipt of the same. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and a complete summary of the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 5.4(b), the Board of Directors may withdraw or modify its approval or recommendation of the Offer.

                  (c) In the event of a Superior Proposal which (i) is to be paid entirely in cash and (ii) is not subject to any financing condition or contingency, the

Company may enter into an agreement with respect to such Superior Proposal no sooner than four days after giving Parent written notice of its intention to enter into such agreement; provided that the Purchaser or Parent has not, prior to the expiration of such four-day period, advised the Company of its intention to raise the Offer Price to match such Superior Proposal. Upon expiration of such four-day period without such action by the Purchaser or Parent, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification), provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the amount specified in Section 8.1(b) hereof.

                  Section 5.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex A attached hereto and Article VI hereof, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

                  Section 5.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior consultation of the other party, except as such party believes, after receiving the advice of outside counsel, may be required by law or by any listing agreement with a national securities exchange or trading market.

                  Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 5.8 Directors' and Officers' Indemnification. For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) and Parent shall jointly indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable Massachusetts law, the terms of the Company's Articles of Incorporation or the Bylaws, as in effect at the date hereof; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                  Section 5.9 Purchaser Compliance. Parent shall cause the Purchaser to comply with all of its obligations under or related to this Agreement.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part jointly by the Company and Parent to the extent permitted by applicable law:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law in order to consummate the Merger;

                  (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger;

                  (c) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Parent, the Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement; and

                  (d) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  Section 6.2 Condition to Parent's and the Purchaser's Obligations to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition that all actions contemplated by Section 2.4 hereof shall have been taken.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. This Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

                  (a) By the mutual written consent of Parent and the Company;
or

                  (b)  By either of the Company or Parent:

                         (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by November 17, 1997; provided, however, that the right to terminate this Agreement under this Section

         7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or

                         (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (c)  By the Company:

                         (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a Company Material Adverse Effect; or

                         (ii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable; or

                         (iii) in connection with entering into a definitive agreement in accordance with Section 5.4(c) hereof, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the amount specified in Section 8.1(b) hereof; or

                  (d)  By Parent:

                         (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

                         (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or
         (g) of Annex A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

                         (iii) upon the occurrence of any event set forth in paragraph (e) of Annex A hereto.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the

Purchaser, Parent or the Company except (A) for fraud or for breach of this Agreement prior to such termination and (B) as set forth in the last sentence of
Section 5.2(a) and Section 8.1 hereof.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Fees and Expenses. (a) Except as contemplated by this Agreement, including Sections 8.1(b) and (c) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses. Parent acknowledges and agrees that the Company has disclosed that it is obligated and will become further obligated for fees and expenses (including fees and expenses of Duffy & Sweeney and Roger Barzun, Esq., its counsel, Coopers & Lybrand, L.L.P., its independent accountants, and Scott-Macon, Ltd., its financial advisor) incurred by it in connection with the transactions contemplated hereby. It is understood and agreed that certain of such fees and expenses may be paid by the Company prior to the execution of this Agreement. Parent agrees to refrain from taking any action which would prevent or delay the payment of reasonable fees and expenses by the Company. Further, Parent agrees to take, and cause the Purchaser to take, all action necessary to cause the Surviving Corporation to pay promptly any of the foregoing reasonable fees and expenses incurred, but not paid, by the Company prior to the Effective Time.

                  (b) If (i) Parent terminates this Agreement pursuant to
Section 7.1(d)(iii) hereof, (ii) the Company terminates this Agreement pursuant to Section 7.1(c)(iii) hereof, or (iii) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition Proposal or an event set forth in paragraph

(h) of Annex A shall have occurred, the Company shall pay to Parent, an amount equal to the greater of $750,000 (the "Termination Fee"), or an amount equal to Parent's actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, this Agreement, the consummation of the Transactions and the financing therefor, which shall be payable in same day funds, provided that in no event shall the Company be obligated to pay any such fees and expenses in excess of $1,000,000. The Termination Fee or Parent's good faith estimate of its expenses, as the case may be, shall be paid concurrently with any such termination, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expenses payment.

                  (c) If the Company terminates this Agreement pursuant to (i)
Section 7.1(b), or (ii) Sections 7.1(c)(i) or 7.1(c)(ii) hereof, then Parent shall pay to the Company an amount equal to the Company's reasonable legal fees and expenses incurred, as of the date of such termination, with respect to this Agreement and the Transactions.

                  Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.2(a)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement (i) shall reduce the amount or change the form of the Merger Consideration or (ii) which under applicable law may not be made without shareholder approval may be made without such approval.

                  Section 8.3 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to Parent or the Purchaser, to:

                         Dover Technologies International, Inc.
                         One Marine Midland Plaza
                         East Tower, Sixth Floor
                         Binghamton, New York  13901
                         Attention: Robert A. Livingston
                         Telephone No.:  (607) 773-2290
                         Telecopy No.:   (607) 722-8612

                         with a copy to:

                         Coughlin & Gerhart, LLP
                         One Marine Midland Plaza
                         East Tower, Eighth Floor
                         Binghamton, New York  13901
                         Attention: Robert J. Smith, Esq.
                         Telephone No.:  (607) 723-9511
                         Telecopy No.:   (607) 772-6093

                  (b)  and, if to the Company, to:

                         Vitronics Corporation
                         1 Forbes Road
                         Newmarket, New Hampshire  03857
                         Attention:  President
                         Telephone No.:  (603) 659-6550
                         Telecopy No.:   (603) 659-6529

                         with a copy to:

                         Duffy & Sweeney
                         300 Turks Head Building
                         Providence, Rhode Island  02902
                         Attention: Michael F. Sweeney, Esq.
                         Telephone No.:  (401) 455-0700
                         Telecopy No.:   (401) 455-0701

                  Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  Section 8.6 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

                  Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein but excluding the Confidentiality Agreement dated August 18, 1997) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 8.11 Knowledge of Parent and the Purchaser. Any fact or circumstance known to Parent or the Purchaser prior to the execution and delivery of this Agreement shall not, of itself, constitute a breach of any representation or warranty by the Company. For purposes of this Section, a fact or circumstance shall be deemed known by Parent or the Purchaser only if it is known by an executive officer of Parent, regardless of whether such fact or circumstance is known by any other employee, representative or agent of Parent or the Purchaser.

                  Section 8.12 Integration of Exhibits. All schedules and exhibits (including the Company Disclosure Schedule) attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   DOVER TECHNOLOGIES
                                   INTERNATIONAL, INC.



                                   By: /s/ John E. Pomeroy
                                       --------------------------
                                   Name:   John E. Pomeroy
                                   Title:  President


                                   DTI INTERMEDIATE, INC.



                                   By: /s/ John E. Pomeroy
                                       --------------------------
                                   Name:   John E. Pomeroy
                                   Title:  President


                                   VITRONICS CORPORATION



                                   By: /s/ James J. Manfield, Jr.
                                       --------------------------
                                   Name:   James J. Manfield, Jr.
                                   Title:  President

                                     ANNEX A

                  CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser, in its judgment reasonably exercised, to have occurred:

                  (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

                  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 15% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (vi) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (d) there shall have occurred any events after the date of the Merger Agreement which, either individually or in the aggregate, would have a Company Material Adverse Effect;

                  (e) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal;

                  (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, would not, individually or in the aggregate, result in a Company Material Adverse Effect;

                  (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect;

                  (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 25% of the outstanding Common Stock of the Company;

                  (i) the Merger Agreement shall have been terminated in accordance with its terms; or

                  The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                               SECTION 3.1 (b)


Subsidiaries:
1. Vitronics Europe Limited - a United Kingdom company
2. Vitronics Foreign Sales Corporation - a Barbados company

                              VITRONICS CORPORATION
                               DISCLOSURE SCHEDULE
                                 SECTION 3.2 (a)
                            STOCK OPTIONS OUTSTANDING


                                              VESTING      BALANCE            AMOUNT
DATE         NAME                    PRICE     YEARS       8/26/97             PAID
- ----         ----                    -----     -----       -------             ----
            1987 PLAN
            ---------

Dec-92      CHANASYK, A              0.5625      5         13,000              17,387.50
Dec-92      CHANASYK, A              0.5625      5         10,000              13,375.00
Dec-92      CLAPP, R                 0.5625      5          2,000               2,675.00
Dec-92      GIORDANO, L              0.5625      5            400                 535.00
Dec-92      HALL, J                  0.5625      5          2,000               2,675.00
Dec-92      KEOUGH, A*               0.5625      5          3,000               4,012.50
Dec-92      LABONVILLE, M            0.5625      5          1,000               1,337.50
Dec-92      MCKEEL, D                0.5625      5          1,000               1,337.50
Dec-92      MILLETTE, S              0.5625      5          2,000               2,675.00
Dec-92      PARADIS, F               0.5625      5            800               1,070.00
Dec-92      SULLIVAN, W              0.5625      5          2,000               2,675.00
Dec-92      WAITT, L                 0.5625      5            200                 267.50
Dec-93      CHANASYK, A              0.8400      5         10,000              10,600.00
Dec-93      GIORDANO, L              0.8400      5            400                 424.00
Dec-93      WAITT, L                 0.8400      5            800                 848.00
Dec-93      DAROIS, J                0.8400      5          1,000               1,060.00
Dec-93      HALL, J                  0.8400      5          2,000               2,120.00
Dec-93      SULLIVAN, W              0.8400      5          2,000               2,120.00
Dec-93      MCKEEL, D                0.8400      5          2,000               2,120.00
Dec-93      CLAPP, R                 0.8400      5          3,000               3,180.00
Dec-93      LABONVILLE, M            0.8400      5          2,000               2,120.00
Dec-93      MILLETTE, S              0.8400      5          5,000               5,300.00
Dec-93      PARADIS, F               0.8400      5          1,800               1,908.00
Dec-93      HOWARD, S                0.8400      5          2,000               2,120.00
Dec-93      MARTIN, P                0.8400      5          2,500               2,650.00
Dec-94      KEOUGH, A*               1.3125      5         27,000              15,862.50
Dec-94      CHANASYK, A              1.3125      5         10,000               5,875.00
Dec-94      GIORDANO, L              1.3125      5          2,000               1,175.00
Dec-94      WAITT, L                 1.3125      5          2,000               1,175.00
Dec-94      DAROIS, J                1.3125      5          1,000                 587.50
Dec-94      HALL, J                  1.3125      5          2,000               1,175.00
Dec-94      SULLIVAN, W              1.3125      5          1,000                 587.50
Dec-94      MCKEEL, D                1.3125      5          2,000               1,175.00
Dec-94      CLAPP, R                 1.3125      5          3,000               1,762.50
Dec-94      LABONVILLE, M            1.3125      5          2,000               1,175.00
Dec-94      MILLETTE, S              1.3125      5          2,500               1,468.75
Dec-94      PARADIS, F               1.3125      5          3,000               1,762.50
Dec-94      MARTIN, P                1.3125      5          2,500               1,468.75
Dec-94      BENNETT, D               1.3125      5          2,500               1,468.75
                                                          -------             ----------
            TOTAL                                         134,400             123,311.25

            * Non-Qualified Option

                                               VESTING     BALANCE           AMOUNT
DATE        NAME                     PRICE      YEARS      8/26/97            PAID
- ----        ----                     -----      -----      -------            ----
            1995 PLAN
            ---------

Dec-95      CHANASYK, A               2.3750      5         30,000              -
Dec-95      GIORDANO, L               2.3750      5          2,000              -
Dec-95      WAITT, L                  2.3750      5          2,000              -
Dec-95      DAROIS, J                 2.3750      5          1,000              -
Dec-95      HALL, J                   2.3750      5          2,000              -
Dec-95      JEKA, D                   2.3750      5          1,000              -
Dec-95      GAGNE, M                  2.3750      5          2,000              -
Dec-95      SCHAEFFER, R              2.3750      5          1,000              -
Dec-95      SULLIVAN, W               2.3750      5          1,000              -
Dec-95      MCKEEL, D                 2.3750      5          2,000              -
Dec-95      PIVARUNAS, J              2.3750      5          1,000              -
Dec-95      CLAPP, R                  2.3750      5          2,500              -
Dec-95      LABONVILLE, M             2.3750      5          1,000              -
Dec-95      DAY, B                    2.3750      5          5,000              -
Dec-95      MILLETTE, S               2.3750      5          7,500              -
Dec-95      WRIGHT, M                 2.3750      5          1,000              -
Dec-95      JOHNSON, P                2.3750      5          1,000              -
Dec-95      RILEY, G                  2.3750      5          1,000              -
Dec-95      GILBERT, R                2.3750      5          1,000              -
Dec-95      HENRY, J                  2.3750      5          1,000              -
Dec-95      PARADIS, F                2.3750      5          3,000              -
Dec-95      MARTIN, P                 2.3750      5          2,000              -
Dec-95      BENNETT, D                2.3750      5          5,000              -
Nov-96      NASH, T                   1.0625      5         25,000         20,937.50
Dec-96      CHANASYK, A               1.0300      5         10,000          8,700.00
Dec-96      GIORDANO, L               1.0300      5          2,000          1,740.00
Dec-96      WAITT, L                  1.0300      5          2,000          1,740.00
Dec-96      DAROIS, J                 1.0300      5          1,000            870.00
Dec-96      HALL, J                   1.0300      5          2,000          1,740.00
Dec-96      JEKA, D                   1.0300      5          5,000          4,350.00
Dec-96      GAGNE, M                  1.0300      5          2,000          1,740.00
Dec-96      SCHAEFFER, R              1.0300      5          1,000            870.00
Dec-96      SULLIVAN, W               1.0300      5          1,000            870.00
Dec-96      MCKEEL, D                 1.0300      5          2,000          1,740.00
Dec-96      PIVARUNAS, J              1.0300      5          2,000          1,740.00
Dec-96      CLAPP, R                  1.0300      5          2,000          1,740.00
Dec-96      LABONVILLE, M             1.0300      5          1,000            870.00
Dec-96      DAY, B                    1.0300      5          5,000          4,350.00
Dec-96      MILLETTE, S               1.0300      5          5,000          4,350.00
Dec-96      WRIGHT, M                 1.0300      5          1,000            870.00
Dec-96      JOHNSON, P                1.0300      5          1,000            870.00
Dec-96      RILEY, G                  1.0300      5          1,000            870.00
Dec-96      GILBERT, R                1.0300      5          1,000            870.00
Dec-96      HENRY, J                  1.0300      5          1,000            870.00
Dec-96      PARADIS, F                1.0300      5          3,000          2,610.00
Dec-96      MARTIN, P                 1.0300      5          2,000          1,740.00

                                               VESTING     BALANCE           AMOUNT
DATE        NAME                     PRICE      YEARS      8/26/97            PAID
- ----        ----                     -----      -----      -------            ----
            1995 PLAN
            ---------

Dec-96      BENNETT, D                1.0300      5          5,000          4,350.00
May-97      LOCKYER, M                0.8400      5         10,000         10,600.00
Aug-97      LOCKYER, M                1.2900      5          5,000          3,050.00
Aug-97      SULLIVAN, D               1.0900      5         25,000         20,250.00
                                                          --------       -----------
            TOTAL                                          199,000        105,298.00
                                                          --------       -----------
TOTAL QUALIFIED OPTIONS                                    333,400        228,608.75

                              VITRONICS CORPORATION
                         NONQUALIFIED STOCK OPTION PLANS


                                                VESTING       BALANCE           AMOUNT
DATE             NAME                 PRICE      YEARS         8/26/97            PAID
- ----             ----                 -----      -----        -------            ----

May-92        STEADMAN, D             1.1250        5           10,000         7,750.00
Dec-92        MANFIELD, J             0.5625        5           28,000        37,450.00
Dec-92        MANFIELD, J             0.5625        5           22,000        29,425.00
Dec-92        STEADMAN, D             0.5625        5           20,000        26,750.00
Dec-92        STEADMAN, D             0.5625        5           15,000        20,062.50
Dec-93        MANFIELD, J             0.8400        5           25,000        26,500.00
Dec-94        MANFIELD, J             1.3125        5           50,000        29,375.00
Dec-94        STEADMAN, D             1.3125        5           20,000        11,750.00
Dec-95        KANELY, J               2.3438        5           20,000                -
                                                               -------
              TOTAL                                            210,000       189,062.50
                                                               -------       ----------
TOTAL OPTIONS                                                  543,400       417,671.25

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                                 SECTION 3.4


1. Loan Agreement with First National Bank of Portsmouth(Bank of New
Hampshire)

2. Miscellaneous office equipment leases and software licenses

3. The Company is reviewing its real estate leases in Newmarket, NH and Plymouth, England

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                                 SECTION 3.6


None

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                                 SECTION 3.7


None

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                                 SECTION 3.8


Vitronics v. Conceptronics (Docket Number C-91-696L)

Conceptronics v. Vitronics and Manfield et al (Docket Number 97-C-18)

Letters of counsel in response to auditors requests have previously been provided to Parent during due diligence process.

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                               SECTION 3.9 (a)


Stock Option Plans:
      1983 Stock Option Plan
      1983 II Stock Option Plan
      1987 Stock Option Plan
      1995 Stock Option Plan

(Copies of the above Plans and a copy of the Qualified and Non-Qualified Stock Option Agreements were previously provided to Parent during the due diligence process) (See Section 3.2 (a) for a schedule of current stock options outstanding under all option plans)


Employment Agreements:
      James J. Manfield Jr.
      Thomas Nash
      Daniel J. Sullivan
      Steven A. Millette
      Michael Lockyer
(copies of the above Employment Agreements were previously provided to Parent during the due diligence process)

Benefit Management of Maine Health Insurance Plan(Self insured)
Boston Mutual Officers Health Insurance Plan
Dental Plan
Life Insurance Plan
Additional Life Insurance for Officers
Short Term Disability Insurance
Long Term Disability Insurance
Additional Disability Insurance for Officers
Tuition Reimbursement
401K Plan, with 25% matching up to 6%
$70 per year towards purchase of safety shoes
Section 125 pre-tax medical reimbursement and dependent care
Employee Assistance Program
$100,000 Travel Accident Insurance
Employee Stock Purchase Plan
Employee Handbook
(copies of the above employee benefits were previously provided to Parent during the due diligence process)

                              VITRONICS CORPORATION
                               DISCLOSURE SCHEDULE
                                 SECTION 3.9 (i)


Employment Agreements:
      James J. Manfield Jr.
      Thomas Nash
      Daniel J. Sullivan
      Steven A. Millette
      Michael Lockyer

Copies of the above employment agreement were provided to Parent as part of the due diligence process.

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                               SECTION 3.10 (a)


The Company is current in its tax filings in those states in which it is currently registered.
The Company is currently registered for Sales & Use tax in Massachusetts, Illinois and California.
The Company presently is registered for VAT purposes in England.
The Company presently is registered for income tax purposes in California, Massachusetts and New Hampshire and England.
The Company presently withholds income taxes for California, Massachusetts, Connecticut, Maine, Illinois, federal and England.

There may be other locations in which the Company has nexus, and is presently unaware of this fact.

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                               SECTION 3.10 (b)


None

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                               SECTION 3.10 (c)


None

                            VITRONICS CORPORATION
                             DISCLOSURE SCHEDULE
                               SECTION 3.10 (f)


The Company has granted Powers of attorney in the ordinary course of business to various freight forwarders for the purpose of clearing freight through customs and other freight forwarding functions.

                         VITRONICS CORPORATION
                          DISCLOSURE SCHEDULE
                            SECTION 3.11 (a)


Trademarks:
- -----------
VITRONICS
UNITHERM
ENVIROCLEAN
Trademark VITRONICS

Common Law Trademarks:
- ----------------------
IsoTherm
VITROSENSE
Natural Convection/Infrared
Controlled Convection/Infrared
VITRO-FOIL
VITRO-CLEAN
Acro-Therm
RadianTherm
MagnaTherm
Tops
Polar Cooling
SELECTSeries
AutoPurge
BGA Solutions


Patents:
- --------
4,833,301 Multi-Zone Thermal Process System Utilizing Nonfocused Infrared Panel Emitters
5,103,846 Apparatus for Cleaning Mechanical Devices Using Terpene Compounds 5,573,688 Convection/Infrared Solder Reflow Apparatus
4,565,917 Multi-Zone Thermal Process System Utilizing Nonfocused Infrared Panel Emitters
4,077,557 Dip Storage, Insertion and Ejection Tool
4,602,238 Infrared Panel Emitter and Method of Producing the Same
4,696,096 Reworking Methods and Apparatus for Surface Mounted Technology Circuit Boards
4,654,502 Method for Reflow Soldering of Surface Mounted Devices to Printed Circuit Boards
4,659,906 Infrared Panel Emitter and Method of Producing the Same

Foreign Patents continued on next page

                         VITRONICS CORPORATION
                          DISCLOSURE SCHEDULE
                            SECTION 3.11 (a)

Canadian Patent 1,234,429 Infrared Panel Emitter and Method of Producing the
Same
Canadian Patent 1,235,529 Multi-Zone Thermal Process System Utilizing Nonfocused Infrared Panel Emitters
European Patent 0,181,341,B1 Infrared Panel Emitter and Method of Producing the Same
European Patent 0,169,885,B1 Multi-Zone Thermal Process System Utilizing Nonfocused Infrared Panel Emitters
Danish Patent 157,589 Multi-Zone Thermal Process System Utilizing Nonfocused Infrared Panel Emitters
Taiwan Patent 49,283 Apparatus for Cleaning Mechanical Devices Using Terpene Compounds
Taiwan Patent Rights 22,987 Multi-Zone Thermal Process System Utilizing Nonfocused Infrared Panel Emitters
Taiwan Patent Rights 22,988 Infrared Panel Emitter and Method of Producing the Same

Copies of the above referenced Patents and Trademarks were previously provided to Parent during the due diligence process.

The Company's patents are currently subject to litigation as disclosed in
Section 3.8

                         VITRONICS CORPORATION
                          DISCLOSURE SCHEDULE
                              SECTION 3.12


Corporate Staff:
      James Manfield
      Thomas Nash
      Steven Millette
      Michael Lockyer
      Daniel Sullivan
      Albert Chanasyk
      Lorraine Giordano
      Brian Day


Given the absence of future written employment agreements for officers and managers and the uncertainty generated during the due diligence process, the Company has no ability to comment on the future plans of individuals.

                         VITRONICS CORPORATION
                          DISCLOSURE SCHEDULE
                            SECTION 3.15 (e)


None

                         VITRONICS CORPORATION
                          DISCLOSURE SCHEDULE
                              SECTION 3.18


Scott-Macon Agreement attached as Exhibit 3.18

                                SCOTT-MACON, LTD.
                                800 THIRD AVENUE
                            NEW YORK, N.Y. 10022-7604


                                                             212-755-8200
                                                             212-755-8255 (FAX)



                                                July 30, 1997

Mr. James J. Manfield, Jr.
Chairman of the Board and
Chief Executive Officer
Vitronics Corporation
4 Forbes Road
Newmarket Industrial Park
Newmarket, New Hampshire  03857

Dear Jim:

This letter will confirm the understanding and agreement between Scott-Macon, Ltd. ("Scott-Macon") and Vitronics Corporation ("Vitronics") with respect to the investment banking services to be provided by Scott-Macon to Vitronics and the fees to be paid to Scott-Macon by Vitronics.

Scott-Macon will provide investment banking services to Vitronics in connection with a sale or merger of Vitronics with another entity or an acquisition by Vitronics of another entity. To date, Scott-Macon has discussed with Vitronics the potential acquisition by or merger with BTU International, Inc., Cookson Group plc, Conceptronic, Inc. (a subsidiary of Arguss Holdings Inc.), and Soltec Inc. (a subsidiary of Dover Technology which in turn is a subsidiary of Dover Corporation). Additional companies that are actively involved in reviewing Vitronics for a potential purchase or merger will also be included. The four companies mentioned above, and these additional companies, will be referred to as a target company ("Target Company").

In the event that prior to the date this letter agreement terminates or is otherwise extended, Vitronics or any portion thereof is either sold or merged with any Target Company or Vitronics acquires all or a portion of any Target Company, Vitronics will pay to Scott-Macon a fee (the "Success Fee") equal to the total of:

            5% of the first $2,000,000 of Transaction Value, 4% of the second $2,000,000 of Transaction Value, 3% of the third $2,000,000 of Transaction Value, 2% of the fourth $2,000,000 of Transaction Value, and 1% of Transaction Value in excess of $8,000,000.

SCOTT-MACON, LTD.

Mr. James J. Manfield, Jr.                                        July 30, 1997
Vitronics Corporation                                             Page Two

As used herein, "Transaction Value" shall be the fair market value of the consideration paid, namely the amount of cash and/or assets and the value of any equity and/or debt issued, raised, assumed or forgiven in completing the transaction, plus any contingent payment used in the transaction when the contingent payment is paid. Transaction Value shall exclude the value of any employment agreement entered into by James J. Manfield, Jr. and any other employment agreements as a result of a transaction. The Success Fee shall be paid to Scott-Macon by bank wire or certified check at the time of Closing.

Should the Success Fee referred to above be paid to Scott-Macon by Vitronics as a result of the completion of a partial (at least 40%) merger with or acquisition of a Target Company, and Vitronics subsequently merges with or acquires the remaining portion of the Target Company within twenty four months of the initial partial merger or acquisition, Scott-Macon will be paid an additional fee calculated by applying the Success Fee outlined above to a new Transaction Value inclusive of the original and newly acquired portion, but giving credit for the initial Success Fee paid to Scott-Macon.

Vitronics will pay for all reasonable out-of-pocket expenses incurred by Scott-Macon in connection with its retention by Vitronics. Normal out-of-pocket expenses include, but are not limited to, travel, hotel, meals, telephone and telefax charges, postage, express mail and messenger charges, and copying and printing charges. Any professionals such as legal or accounting retained by Vitronics will be paid directly by Vitronics to the firms involved. Scott-Macon will obtain from Vitronics prior approval on individual expenses which exceed one thousand dollars ($1,000). In addition, Scott-Macon will obtain from Vitronics prior approval on all expenses when the cumulative expenses reach $5,000. Scott-Macon shall submit periodic invoices for reimbursable expenses.

This agreement shall continue for a period of eight months from the signing of this agreement. However, if an agreement covering a specific transaction is being actively negotiated at the expiration of the eight-month period, this agreement will be extended after the expiration of the eight month period until that transaction is completed or the negotiations cease.

In connection with engagements such as this, it is our firm's policy to receive indemnification and contribution. Therefore:

      1. The Company agrees to indemnify and hold harmless Scott-Macon, its affiliates and their respective directors, officers, employees, owners, agents and controlling persons (each an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject in connection with or arising out of or relating to the engagement of Scott-Macon under this letter agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with this letter agreement, and to reimburse each Indemnified Party promptly upon demand for expenses (including fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation proceeding or other action in respect thereof, including any amount paid in settlement of any litigation or other action (commenced or

SCOTT-MACON, LTD.

Mr. James J. Manfield, Jr.                                         July 30, 1997
Vitronics Corporation                                              Page Three

            threatened) to which the Company shall have consented in writing (such consent not to be unreasonably withheld, considering, among other things, the best interest of the Company), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable under the foregoing indemnity agreement to an Indemnified Party in respect of any loss, claim, damage or liability to the extent that a court having competent jurisdiction shall have determined by a final judgement (not subject to further appeal) that such loss, claim, damage or liability resulted primarily from the willful misfeasance or gross negligence of such Indemnified Party.

      2. An Indemnified Party shall accept legal counsel of the Company, provided that such counsel is reasonably satisfactory to the Indemnified party, to conduct the defense and all related matters in connection with any such litigation, proceeding or other action. The Company shall pay the reasonable fees and expenses of such legal counsel and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any legal counsel designated by the Company.

      3. In the event that the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable
            (i) in such proportion as appropriately reflects the relative benefits received by the Company, on the one hand, and such Indemnified Party, on the other hand, in connection with the matters as to which such losses, claims, damages or liabilities relate, or
            (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and such Indemnified Party on the other hand as well as any other equitable considerations. The amount paid or payable by the party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Indemnified Parties shall not be required to contribute any amount in excess of the amount of fees actually received by Scott-Macon during the previous twelve months under this letter agreement (excluding the amounts received as reimbursement of expenses incurred by Scott-Macon).

      4. It is understood and agreed that, in connection with Scott-Macon's engagement by the Company, Scott-Macon or its affiliates may also be engaged to act for the Company or it's affiliates in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under this letter agreement and to any such additional engagement and any modification of such additional engagement.

SCOTT-MACON, LTD.

Mr. James J. Manfield, Jr.                                        July 30, 1997
Vitronics Corporation                                             Page Four

      5. These Indemnification Provisions shall remain in full force and effect whether or not any of the transactions contemplated by the Letter Agreement are consummated and shall survive the expiration of the period of the Letter Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.

This agreement may only be modified in writing.

If the foregoing correctly reflects our agreement, will you kindly indicate your acceptance by signing, dating and returning the enclosed copy of this agreement, retaining the original for your files.

                                                Very truly yours,

                                                SCOTT-MACON, LTD.



                                            \s\ Robert B. Dimmitt
                                                Managing Director



AGREED TO AND ACCEPTED:

VITRONICS CORPORATION

BY:     \s\ James J. Manfield, Jr.
        --------------------------
TITLE:  Chairman and CEO
        --------------------------
DATE:   August 11, 1997
        --------------------------